Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - June 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	14.15%
Less: Coupon	0.67%
Servicing Fee	1.50%
Net Credit Losses	9.26%
Excess Spread :
June-09	2.72%
May-09	3.07%
April-09	3.64%
Three Month Average Excess Spread	3.14%

Delinquency:
30 to 59 Days	1.19%
60 to 89 Days	0.96%
90+ Days	2.70%
Total	4.85%
Principal Payment Rate	15.45%